Exhibit 5.2

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 (212) 839 5300 (212) 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG HOUSTON LONDON	LOS ANGELES NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

FOUNDED 1866

March 29, 2013

Aon plc

8 Devonshire Square

London, England EC2M 4PL

Aon Corporation

200 East Randolph Street

Chicago, Illinois 60601

Re:	Aon plc — 4.250% Senior Notes Due 2042
Aon Corporation — Guarantee of 4.250% Senior Notes Due 2042

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-4 (the “Registration Statement”) being filed by Aon plc, a public limited company incorporated under the law of England and Wales (the “Issuer”), and Aon Corporation, a Delaware corporation (the “Guarantor”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration, as more fully described in the Registration Statement, of $255,946,000 aggregate principal amount of the Issuer’s 4.250% Senior Notes Due 2042 (the “Exchange Notes”), which are to be offered in exchange for an equivalent principal amount of the Issuer’s currently outstanding 4.250% Senior Notes Due 2042 (the “Original Notes”). The Guarantor will provide a guarantee of the Exchange Notes (the “Guarantee”) pursuant to the Indenture (as defined below).   The Original Notes were, and the Exchange Notes and the Guarantee will be, issued under the Indenture (the “Indenture”), dated as of December 12, 2012, among Aon plc, Aon Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). Original Notes that are accepted in exchange for Exchange Notes will be cancelled and retired. The Indenture, the Exchange Notes and the Guarantee are collectively referred to herein as the “Documents.”

In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement, the Indenture, the form of Exchange Notes and the form of Guarantee.  We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.  We have assumed the authenticity of all documents submitted to us as originals, the

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships..

genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.  In addition, we have assumed that there will be no change in the laws currently applicable to the Guarantor and that such laws will be the only laws applicable to the Guarantor.

In addition, to the extent it may be relevant to the opinions expressed herein, we have assumed that (i) the Exchange Notes have been duly authenticated and delivered by the Trustee; (ii) all of the parties to the Documents (other than the Guarantor) are validly existing and in good standing under the laws of their respective jurisdictions of organization and have the power and authority to (a) execute and deliver the Documents, (b) perform their obligations thereunder and (c) consummate the transactions contemplated thereby; and (iii) each of the Documents has been duly authorized, executed and delivered by all of the parties thereto (other than the Guarantor), the execution thereof does not violate the charter, the by-laws or any other organizational document of any such parties or the laws of the jurisdiction of incorporation of any such parties (other than the Guarantor), and each of the Documents constitutes valid and binding obligations of all the parties thereto (other than as expressly addressed in the opinions below) enforceable against such parties in accordance with their respective terms.

Based on the foregoing, and subject to the qualifications and limitations set forth below, we are of the opinion that:

1.                                      The Guarantee has been duly authorized, executed and delivered by the Guarantor.

2.                                      Upon effectiveness of the Registration Statement, as finally amended (including all post-effective amendments, if any), under the Securities Act, qualification of the Indenture under the Trust Indenture Act of 1939, as amended, (the “Trust Indenture Act”) execution and delivery of the Exchange Notes by the proper officers of the Issuer, authentication thereof by the Trustee in accordance with the provisions of the Indenture and receipt of the Original Notes by the Issuer in exchange for the Exchange Notes, the Exchange Notes will constitute valid and binding obligations of the Issuer except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.                                      Upon effectiveness of the Registration Statement, as finally amended (including all post-effective amendments, if any), under the Securities Act, qualification of the Indenture under the Trust Indenture Act, execution and delivery of the Guarantee by the proper officers of the Guarantor, and receipt of the Original Notes by the Issuer in exchange for the Exchange

Notes, the Guarantee will constitute a valid and binding obligation of the Guarantor except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

This opinion letter is limited to the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware, each as currently in effect, together with applicable provisions of the Constitution of Delaware and relevant decisional law, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.  We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinions expressed above, including any changes in applicable law which may hereafter occur.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

/s/ Sidley Austin LLP